EXHIBIT 99.1

         Porter Bancorp Expands to Lexington, Kentucky Market

                   Local Banking Team Joins PBI Bank


    LOUISVILLE, Ky.--(BUSINESS WIRE)--June 4, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that PBI Bank plans to open a loan production office in Lexington, Kentucky. The Company also announced that it has hired a Lexington based team of bankers to staff the office. The Lexington office is expected to open this month.

    "Lexington is the second largest city in Kentucky and is one of the fastest growing markets in the state," noted Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "We are excited about launching our Lexington office with an experienced staff of bank executives who are based in the Lexington area.

    "T. Wayne Stefanovich will join PBI Bank as Community President in Lexington and will head our new loan production office. He previously served as a vice president of commercial lending of another institution and has a strong following in the market. Mark Suter will also join PBI Bank as a vice president of commercial lending in Lexington. He previously served as the market president of Versailles and Frankfort for another institution and also has a strong following in the area. Longer term, the Company plans to expand the Lexington loan production office into a full service banking office.

    "The addition of the Lexington loan production office follows our strategic plans of selectively adding de novo banking offices in growing markets where we already have concentrations of existing lending business. The Lexington office will enable us to better serve our existing customers in the market as well as provide us with additional leverage for building our loan and deposit network," concluded Ms. Bouvette.

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 13 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky, and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    Forward-Looking Statement

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

    PBIB-G

    CONTACT: Porter Bancorp, Inc., Louisville
             Maria L. Bouvette, President and CEO, 502-499-4800